Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 4th Quarter 2016 Results;

Provides Full Year 2017 Outlook

Boca Raton, Florida, February 27, 2017 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2016.

Highlights of the fourth quarter include:

•	Repurchased 3.4 million shares

•	Net income of $5.3 million or $0.04 per share

•	AFFO per share growth of 14% over the year earlier period

•	Grew the portfolio to over 26,000 communication sites

“We had a solid finish to 2016,” commented Jeffrey A. Stoops, President and CEO. “Domestic leasing activity was stable and very consistent with the first three quarters of 2016 in terms of new revenue contracted for per site. Internationally, we had a strong finish of leasing activity which was sequentially greater than the prior quarter. Against this solid leasing demand, we continued to execute very well, once again producing industry-leading tower cash flow and adjusted EBITDA margins. We were active investing capital in the quarter, increasing our portfolio to over 26,000 sites owned and repurchasing 3.4 million shares of our common stock. The combination of strong operational performance and sound capital allocation drove material gains in AFFO per share. We remain firmly on track to achieve our goal of $10 or more of AFFO per share in 2020.

We are introducing our initial 2017 Outlook which at this time assumes levels of customer activity materially the same as we experienced in 2016 and contemplates material growth in AFFO per share.”

Operating Results

The table below details select financial results for the three months ended December 31, 2016. For further information, refer to the financial information and non-GAAP and other reconciliations included in this press release. In addition, please refer to the updated supplemental financial data package located under the investor section of the Company’s corporate website, where certain new incremental historical and forward-looking information has been incorporated.

					% Change
	Q4 2016	Q4 2015	$ Change	% Change	Excluding FX
Consolidated	(in millions, except per share amounts)
Site leasing revenue	$393.6	$368.5	$25.1	6.8%	5.0%
Site development revenue	22.9	38.5	(15.6)	(40.5%)	(40.5%)
Tower cash flow	308.4	285.5	22.9	8.0%	6.6%
Net income	5.3	31.0	(25.7)	(82.9%)	(90.6%)
Earnings per share - diluted	0.04	0.24	(0.20)	(82.6%)	(91.0%)
Adjusted EBITDA	287.0	274.3	12.7	4.6%	3.3%
AFFO	201.3	181.1	20.2	11.2%	8.9%
AFFO per share	1.63	1.43	0.20	14.0%	11.9%

Total revenues in the fourth quarter of 2016 were $416.5 million compared to $406.9 million in the year earlier period, an increase of 2.4%. Site leasing revenue in the quarter of $393.6 million was comprised of domestic site leasing revenue of $322.7 million and international site leasing revenue of $70.9 million. Domestic cash site leasing revenue was $320.7 million in the fourth quarter of 2016 compared to $305.1 million in the year earlier period, an increase of 5.1%. International cash site leasing revenue was $66.3 million in the fourth quarter of 2016 compared to $53.3 million in the year earlier period, an increase of 24.2%, or an increase of 12.4% after eliminating the impact of changes in foreign currency exchange rates.

Site leasing operating profit was $307.0 million, an increase of 6.9% over the year earlier period, or 5.4% after eliminating the impact of changes in foreign currency exchange rates. Site leasing contributed 99.0% of the Company’s total operating profit in the fourth quarter of 2016. Domestic site leasing segment operating profit was $257.8 million, an increase of 4.5% over the year earlier period. International site leasing segment operating profit was $49.2 million, an increase of 21.8% over the year earlier period, or an increase of 10.8% after eliminating the impact of changes in foreign currency exchange rates.

Tower Cash Flow for the fourth quarter of 2016 of $308.4 million was comprised of Domestic Tower Cash Flow of $262.9 million and International Tower Cash Flow of $45.5 million. Domestic Tower Cash Flow for the quarter increased 5.6% over the prior year period and International Tower Cash Flow increased 24.7% over the prior year period, or 13.8% after eliminating the impact of changes in foreign currency exchange rates. Tower Cash Flow Margin was 79.7% for the fourth quarter of 2016 and 2015.

Net Cash Interest Expense was $75.0 million in the fourth quarter of 2016 compared to $82.3 million in the fourth quarter of 2015.

Net income for the fourth quarter of 2016 was $5.3 million, or $0.04 per share, and included an $18.2 million loss on the extinguishment of the 5.625% Senior Notes, while net income for the fourth quarter of 2015 was $31.0 million, or $0.24 per share, and included a $37.2 million gain realized on the sale of the Company’s investment in Extenet.

Adjusted EBITDA for the quarter was $287.0 million, a 4.6% increase over the prior year period. Adjusted EBITDA Margin was 70.0% in the fourth quarter of 2016 compared to 69.1% in the fourth quarter of 2015.

AFFO for the quarter was $201.3 million, an 11.2% increase over the prior year period. AFFO per share for the fourth quarter of 2016 was $1.63, a 14.0% increase over the fourth quarter of 2015.

Investing Activities

During the fourth quarter of 2016, SBA purchased 215 communication sites for $73.5 million in cash. SBA also built 118 towers during the fourth quarter of 2016. As of December 31, 2016, SBA owned or operated 26,197 communication sites, 15,922 of which are located in the United States and its territories, and 10,275 of which are located internationally. In addition, the Company spent $20.2 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the fourth quarter of 2016 were $121.1 million, consisting of $7.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $113.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the fourth quarter of 2016, the Company acquired 42 communication sites for an aggregate consideration of $17.3 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 63 communication sites for an aggregate amount of $29.5 million. The Company anticipates that most of these acquisitions will be consummated by the end of the second quarter of 2017.

Financing Activities and Liquidity

SBA ended the fourth quarter with $8.9 billion of total debt, $7.0 billion of total secured debt, $183.1 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.7 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.6x and 6.0x, respectively.

As of the date of this press release, SBA had $295.0 million outstanding under its $1.0 billion Revolving Credit Facility.

During the fourth quarter of 2016, the Company repurchased 3.3 million shares of its Class A common stock for $343.3 million, at an average price per share of $103.06. Subsequent to the fourth quarter of 2016, the Company repurchased 42,163 shares of its Class A common stock for $4.4 million, at an average price per share of $104.81. At December 31, 2016, the total number of outstanding common shares was 121.0 million.

On January 12, 2017, the Board of Directors approved the authorization of a new $1.0 billion stock repurchase plan replacing the prior plan which had a remaining authorization of $150.0 million. This new plan authorizes the Company to purchase from time to time the Company’s outstanding common stock through open market repurchases in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and/or in privately negotiated transactions at management’s discretion. Shares purchased will be retired. The new plan has no time deadline and will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in the Company’s sole discretion. As of the date of this press release, the Company had the full $1.0 billion authorization remaining under the new plan.

On October 1, 2016, the Company redeemed in full the $500.0 million outstanding balance on the 5.625% Senior Notes and on October 3, 2016 paid the principal, associated call premium, and accrued interest using net proceeds from the 2016 Senior Notes, borrowings under the Revolving Credit Facility, and cash on hand.

On January 20, 2017, the Company repriced its senior secured term loans from a Eurodollar Rate plus 250 basis points (with a Eurodollar Rate floor of 0.75%) to a Eurodollar Rate plus 225 basis points (with no floor). This repricing will reduce the Company’s Net Cash Interest Expense by approximately $4.9 million for 2017.

Outlook

The Company is providing its full year 2017 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2017 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company may spend additional capital in 2017 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2017 guidance. The Outlook does not contemplate any new financings or any additional repurchases of the Company’s stock during 2017 other than those financings and repurchases completed as of the date of this press release.

The Company’s Outlook assumes an average foreign currency exchange rate of 3.32 Brazilian Reais to 1.0 U.S. Dollar, 1.35 Canadian Dollars to 1.0 U.S. Dollar, and 688.0 Chilean Pesos to 1.0 U.S. Dollar for the full year 2017 Outlook, including an assumption of 3.20 BRL to 1.0 USD during the first quarter of 2017.

(in millions, except per share amounts)	Full Year 2017
Site leasing revenue (1)	$1,588.0	to	$1,608.0
Site development revenue	$85.0	to	$105.0
Total revenues	$1,673.0	to	$1,713.0
Tower Cash Flow (2)	$1,247.0	to	$1,267.0
Adjusted EBITDA (2)	$1,171.0	to	$1,191.0
Net cash interest expense (3)	$297.0	to	$307.0
Non-discretionary cash capital expenditures (4)	$31.0	to	$41.0
AFFO (2)	$805.0	to	$847.0
AFFO per share (5)	$6.61	to	$6.95
Discretionary cash capital expenditures (6)	$200.0	to	$220.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)	Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 121.8 million. Our outlook does not include the impact of any additional repurchases of the Company’s stock during 2017 other than those repurchases completed as of the date of this press release.
(6)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, February 27, 2017 at 5:00 PM (ET) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, February 27, 2017 at 5:00 PM (ET)

Dial-in Number:	(800) 230-1059

Conference Name:	SBA fourth quarter results

Replay Available:	February 27, 2017 at 8:00 PM (ET) through March 13, 2017 at 11:59 PM (ET)

Replay Number:	(800) 475-6701

Access Code:	417923

Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s long term goal of producing AFFO of $10 or more per share in 2020, (ii) the increase in AFFO per share in 2017, (iii) the Company’s financial and operational guidance for the full year 2017, (iv) customer activity in 2017, (v) the impact of the term loan repricing on the Company’s Net Cash Interest Expense, (vi) timing of closing for currently pending acquisitions, (vii) spending additional capital in 2017 on acquiring revenue producing assets not yet identified or under contract, and (viii) expectations regarding Canadian, Chilean, and Brazilian foreign exchange rates and their impact on the Company’s financial and operational guidance. Furthermore, the Company’s 2017 outlook assumes that the Company’s business is currently operated in a manner that complies with the REIT rules and that the Company is able to qualify and to remain qualified as a REIT and the timing of such qualification. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 26, 2016, second quarter report on Form 10-Q filed with the Commission on August 9, 2016, and third quarter report on Form 10-Q filed with the Commission on November 9, 2016.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (15) the Company’s ability to continue to receive payments from Oi in accordance with the terms of our contracts; and (16) the Company’s ability to qualify for treatment as a REIT for U.S. federal income tax purposes and to comply with and conduct its business in accordance with such rules. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2017. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the year
	ended December 31,		ended December 31,
	2016	2015	2016	2015
Revenues:
Site leasing	$393,609	$368,452	$1,538,070	$1,480,634
Site development	22,896	38,489	95,055	157,840

Total revenues	416,505	406,941	1,633,125	1,638,474

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	86,606	81,357	342,215	324,655
Cost of site development	19,661	28,083	78,682	119,744
Selling, general, and administrative (1)(2)	33,024	28,933	143,349	114,951
Acquisition related adjustments and expenses	4,167	4,380	13,140	11,864
Asset impairment and decommission costs	7,063	20,598	30,242	94,783
Depreciation, accretion, and amortization	158,554	161,461	638,189	660,021

Total operating expenses	309,075	324,812	1,245,817	1,326,018

Operating income	107,430	82,129	387,308	312,456

Other income (expense):
Interest income	3,224	1,610	10,928	3,894
Interest expense	(78,258)	(83,926)	(329,171)	(322,366)
Non-cash interest expense	(703)	(454)	(2,203)	(1,505)
Amortization of deferred financing fees	(5,102)	(5,181)	(21,136)	(19,154)
Loss from extinguishment of debt, net	(18,189)	(783)	(52,701)	(783)
Other income (expense), net	2,139	39,572	94,278	(139,137)

Total other expense	(96,889)	(49,162)	(300,005)	(479,051)

Income (loss) before provision for income taxes	10,541	32,967	87,303	(166,595)
Provision for income taxes	(5,285)	(1,948)	(11,065)	(9,061)

Net income (loss)	$5,256	$31,019	$76,238	$(175,656)

Net income (loss) per common share
Basic	$0.04	$0.25	$0.61	$(1.37)

Diluted	$0.04	$0.24	$0.61	$(1.37)

Weighted average number of common shares
Basic	122,682	126,005	124,448	127,794

Diluted	123,307	126,964	125,144	127,794

(1)	Includes non-cash compensation of $8,057 and $6,739 for the three months ended December 31, 2016 and 2015, respectively, and $32,497 and $28,342 for the year ended December 31, 2016 and 2015, respectively.
(2)	Includes the impact of the $16,498 Oi reserve for the year ended December 31, 2016.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$146,109	$118,039
Restricted cash	36,786	25,353
Short-term investments	223	706
Accounts receivable, net	78,344	83,326
Costs and estimated earnings in excess of billings on uncompleted contracts	11,127	16,934
Prepaid and other current assets	51,982	49,602

Total current assets	324,571	293,960
Property and equipment, net	2,792,076	2,782,353
Intangible assets, net	3,656,924	3,735,413
Other assets (1)	587,374	501,254

Total assets	$7,360,945	$7,312,980

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$28,320	$27,105
Accrued expenses	61,129	63,755
Current maturities of long-term debt	627,157	20,000
Deferred revenue	101,098	97,083
Accrued interest	44,503	53,365
Other current liabilities	11,240	12,063

Total current liabilities	873,447	273,371
Long-term liabilities:
Long-term debt, net (1)	8,148,426	8,432,070
Other long-term liabilities	334,993	313,683

Total long-term liabilities	8,483,419	8,745,753
Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 121,004 and 125,743 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,210	1,257
Additional paid-in capital	2,010,520	1,962,713
Accumulated deficit	(3,637,467)	(3,168,069)
Accumulated other comprehensive loss	(370,184)	(502,045)

Total shareholders’ deficit	(1,995,921)	(1,706,144)

Total liabilities and shareholders’ deficit	$7,360,945	$7,312,980

(1)	During the first quarter of 2016, the Company adopted an accounting standard update on the presentation of debt issuance costs. The new guidance requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability on the condensed consolidated balance sheets. The December 31, 2015 condensed consolidated balance sheet was retrospectively adjusted to reflect this change.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,256	$31,019
Adjust. to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	158,554	161,461
Deferred income tax expense (benefit)	2,673	(200)
Non-cash asset impairment and decommission costs	6,643	19,511
Non-cash compensation expense	8,163	6,845
Amortization of deferred financing fees	5,102	5,181
Gain on remeasurement of U.S. denominated intercompany loan	(1,066)	(1,568)
Gain on sale of investments	—	(38,326)
Loss from extinguishment of debt, net	18,189	783
Other non-cash items reflected in the Statements of Operations	1,520	(174)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(3,626)	(8,267)
Prepaid expenses and other assets	(9,316)	(4,107)
Accounts payable and accrued expenses	2,609	(3,950)
Accrued interest	8,963	14,181
Other liabilities	11,630	11,801

Net cash provided by operating activities	215,294	194,190

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(85,433)	(200,819)
Capital expenditures	(35,662)	(46,396)
Proceeds from sale of investments	222	81,933
Other investing activities	(7,149)	(3,553)

Net cash used in investing activities	(128,022)	(168,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	240,000	(280,000)
Repayment of Term Loans	(5,000)	(165,000)
Repurchase and retirement of common stock, inclusive of fees	(343,340)	(50,009)
Payment for the redemption of 5.625% Senior Notes	(514,065)	—
Proceeds from issuance of Tower Securities, net of fees	—	489,100
Other financing activities	314	3,147

Net cash used in financing activities	(622,091)	(2,762)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(142)	(302)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(534,961)	22,291
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period (1)	720,931	124,328

End of period (1)	$185,970	$146,619

(1)	During the fourth quarter of 2016, the Company adopted an accounting standard update on the presentation of cash and cash equivalents in the Statement of Cash Flows. The new guidance requires the cash and cash equivalent balances to include restricted cash equivalents. The December 31, 2015 condensed consolidated statement of cash flows was retrospectively adjusted to reflect this change.

Selected Capital Expenditure Detail

	For the three	For the year
	months ended	ended
	December 31, 2016	December 31, 2016
	(in thousands)
New tower build construction	$17,920	$69,407
Tower upgrades/augmentations	9,922	38,123
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	6,593	27,718
General corporate expenditures	1,227	4,734

Total non-discretionary capital expenditures	7,820	32,452

Total capital expenditures	$35,662	$139,982

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at September 30, 2016	15,845	10,033	25,878
Sites acquired during the fourth quarter	79	136	215
Sites built during the fourth quarter	12	106	118
Sites reclassified/decommissioned during the fourth quarter	(14)	—	(14)

Sites owned at December 31, 2016	15,922	10,275	26,197

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Segment revenue	$322,685	$310,316	$70,924	$58,136	$22,896	$38,489
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(64,913)	(63,652)	(21,693)	(17,705)	(19,661)	(28,083)

Segment operating profit	$257,772	$246,664	$49,231	$40,431	$3,235	$10,406

Segment operating profit margin	79.9%	79.5%	69.4%	69.5%	14.1%	27.0%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. On October 3, 2016, SBA’s Board authorized SBA to take the steps necessary to be subject to tax as a REIT commencing with the taxable year ending December 31, 2016. We believe that we are operating in a manner that complies with the REIT rules as of January 1, 2016. As a result, we have updated our definition of FFO. Under the revised definition, FFO no longer includes an adjustment to reflect our estimate of our cash taxes had we been a REIT. However, AFFO continues to exclude the non-cash portion of our reported tax provision. We refer to the prior definition as FFO, as previously defined. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of our (1) asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes and 2016 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue, total cash site leasing revenue, and International cash site leasing revenue, (2) total site leasing segment operating profit and International site leasing segment operating profit, (3) total Tower Cash Flow and International Tower Cash Flow, (4) Adjusted EBITDA, and (5) AFFO and AFFO per share.

	Fourth quarter 2016 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	6.8%	1.8%	5.0%
Total cash site leasing revenue	7.9%	1.7%	6.2%
Int’l cash site leasing revenue	24.2%	11.8%	12.4%
Total site leasing segment operating profit	6.9%	1.5%	5.4%
Int’l site leasing segment operating profit	21.8%	11.0%	10.8%
Total site leasing tower cash flow	8.0%	1.4%	6.6%
Int’l site leasing tower cash flow	24.7%	10.9%	13.8%
Net income	(83.1%)	7.7%	(90.8%)
Earnings per share - diluted	(83.3%)	8.4%	(91.7%)
Adjusted EBITDA	4.6%	1.3%	3.3%
AFFO	11.2%	2.3%	8.9%
AFFO per share	14.0%	2.1%	11.9%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended December 31,		ended December 31,		ended December 31,
	2016	2015	2016	2015	2016	2015
	(in thousands)
Site leasing revenue	$322,685	$310,316	$70,924	$58,136	$393,609	$368,452
Non-cash straight-line leasing revenue	(2,033)	(5,175)	(4,662)	(4,788)	(6,695)	(9,963)

Cash site leasing revenue	320,652	305,141	66,262	53,348	386,914	358,489
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,913)	(63,652)	(21,693)	(17,705)	(86,606)	(81,357)
Non-cash straight-line ground lease expense	7,152	7,561	945	849	8,097	8,410

Tower Cash Flow	$262,891	$249,050	$45,514	$36,492	$308,405	$285,542

Tower Cash Flow Margin	82.0%	81.6%	68.7%	68.4%	79.7%	79.7%

Forecasted Tower Cash Flow for Full Year 2017

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2017:

	Full Year 2017
	(in millions)
Site leasing revenue	$1,588.0	to	$1,608.0
Non-cash straight-line leasing revenue	(18.0)	to	(13.0)

Cash site leasing revenue	1,570.0	to	1,595.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(350.0)	to	(360.0)
Non-cash straight-line ground lease expense	27.0	to	32.0

Tower Cash Flow	$1,247.0	to	$1,267.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended December 31,
	2016	2015
	(in thousands)
Net income	$5,256	$31,019
Non-cash straight-line leasing revenue	(6,695)	(9,963)
Non-cash straight-line ground lease expense	8,097	8,410
Non-cash compensation	8,163	6,845
Loss from extinguishment of debt, net	18,189	783
Other income	(2,139)	(39,572)
Acquisition related adjustments and expenses	4,167	4,380
Asset impairment and decommission costs	7,063	20,598
Interest income	(3,224)	(1,610)
Total interest expense (1)	84,063	89,561
Depreciation, accretion, and amortization	158,554	161,461
Provision for taxes (2)	5,523	2,411

Adjusted EBITDA	$287,017	$274,323

Annualized Adjusted EBITDA (3)	$1,148,068	$1,097,292

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended December 31, 2016 and 2015, these amounts included $238 and $463, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended December 31,
	2016	2015
	(in thousands)
Total revenues	$416,505	$406,941
Non-cash straight-line leasing revenue	(6,695)	(9,963)

Total revenues minus non-cash straight-line leasing revenue	$409,810	$396,978

Adjusted EBITDA	$287,017	$274,323

Adjusted EBITDA Margin	70.0%	69.1%

Forecasted Adjusted EBITDA for Full Year 2017

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2017:

	Full Year 2017
	(in millions)
Net income	$75.0	to	$125.0
Non-cash straight-line leasing revenue	(18.0)	to	(13.0)
Non-cash straight-line ground lease expense	27.0	to	32.0
Non-cash compensation	40.0	to	35.0
Other (income) expense	15.0	to	10.0
Acquisition related adjustments and expenses	16.0	to	12.0
Asset impairment and decommission costs	35.0	to	30.0
Interest income	(10.0)	to	(8.0)
Total interest expense (1)	338.0	to	327.0
Depreciation, accretion, and amortization	635.0	to	625.0
Provision for taxes (2)	18.0	to	16.0

Adjusted EBITDA	$1,171.0	to	$1,191.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

We use FFO as defined by NAREIT. Given that we have announced our intention to elect REIT status as of January 1, 2016 and our belief that we are operating in a manner that complies with the REIT rules, FFO no longer includes an adjustment to reflect our estimate of our cash taxes had we been a REIT. However, AFFO continues to exclude the non-cash portion of our reported tax provision.

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended December 31,
(in thousands, except per share amounts)	2016	2015
Net income	$5,256	$31,019
Real estate related depreciation, amortization, and accretion	157,407	159,958

FFO (1)	$162,663	$190,977
Adjustments to FFO:
Non-cash straight-line leasing revenue	(6,695)	(9,963)
Non-cash straight-line ground lease expense	8,097	8,410
Non-cash compensation	8,163	6,845
Adjustment for non-cash portion of tax provision (2)	2,663	470
Non-real estate related depreciation, amortization, and accretion	1,147	1,503
Amortization of deferred financing costs and debt discounts	5,805	5,635
Loss from extinguishment of debt, net	18,189	783
Other income	(2,139)	(39,572)
Acquisition related adjustments and expenses	4,167	4,380
Asset impairment and decommission costs	7,063	20,598
Non-discretionary cash capital expenditures	(7,820)	(8,958)

AFFO	$201,303	$181,108

Weighted average number of common shares (3)	123,307	126,964

AFFO per share	$1.63	$1.43

(1)	FFO, as previously defined, for the fourth quarter of 2016 was $165,326, which excludes $2,663 related to the impact from the update of the definition. FFO, as previously defined, for the fourth quarter of 2015 was $191,447, which excludes $470 related to the impact from the update of the definition. These amounts represent the adjustment for the non-cash portion of tax provision in a manner which is consistent with our commencement of operations as a REIT on January 1, 2016.
(2)	Adjusts the income tax provision during the fourth quarter of 2015 to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT. Removes the non-cash portion of the tax provision for the fourth quarter of 2016.
(3)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2017

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2017:

(in millions, except per share amounts)	Full Year 2017
Net income	$75.0	to	$125.0
Real estate related depreciation, amortization, and accretion	624.0	to	616.0

FFO	$699.0	to	$741.0
Adjustments to FFO:
Non-cash straight-line leasing revenue	(18.0)	to	(13.0)
Non-cash straight-line ground lease expense	27.0	to	32.0
Non-cash compensation	40.0	to	35.0
Non-real estate related depreciation, amortization, and accretion	11.0	to	9.0
Amort. of deferred financing costs and debt discounts	21.0	to	22.0
Other (income) expense	15.0	to	10.0
Acquisition related adjustments and expenses	16.0	to	12.0
Asset impairment and decommission costs	35.0	to	30.0
Non-discretionary cash capital expenditures	(41.0)	to	(31.0)

AFFO	$805.0	to	$847.0

Weighted average number of common shares (1)	121.8		121.8

AFFO per share	$6.61		$6.95

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2017 other than those repurchases completed as of the date of this press release.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31,
2016
(in thousands)
2012-1C Tower Securities	$610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
Revolving Credit Facility	390,000
2014 Term Loan (carrying value of $1,452,039)	1,462,500
2015 Term Loan (carrying value of $484,432)	492,500

Total secured debt	7,025,000
2014 Senior Notes (carrying value of $736,992)	750,000
2016 Senior Notes (carrying value of $1,078,954)	1,100,000

Total unsecured debt	1,850,000

Total debt	$8,875,000

Leverage Ratio
Total debt	$8,875,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(183,118)

Net debt	$8,691,882

Divided by: Annualized Adjusted EBITDA	$1,148,068

Leverage Ratio	7.6x

Secured Leverage Ratio
Total secured debt	$7,025,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(183,118)

Net Secured Debt	$6,841,882

Divided by: Annualized Adjusted EBITDA	$1,148,068

Secured Leverage Ratio	6.0x